Exhibit 99.1

Newfield Exploration Updates 2006 Production Guidance

FOR IMMEDIATE RELEASE

Houston - (October 17, 2006) -- Newfield Exploration Company (NYSE:NFX) today lowered its full-year 2006 production guidance to 242-244 billion cubic feet equivalent (Bcfe). The lower guidance primarily relates to marketing issues in the Rocky Mountains, production downtime offshore Malaysia and continued production deferrals in the Gulf of Mexico. The Company’s previous estimate for 2006 production was 250 Bcfe.

Newfield’s significant growth projects remain on track for 2007. Adjusting for the recent sale of a 15% interest in the Grove development, production for 2007 is expected to be in-line with previous estimates of 295-320 Bcfe -- an increase of more than 20% over 2006. The Company’s Grove development in the North Sea, the deepwater Wrigley Field in the Gulf of Mexico and the Abu Field development offshore Malaysia are estimated to account for nearly half of the total production growth in 2007. A complete update on all of the Company’s growth projects will be provided on the third quarter conference call, scheduled for 8:30 a.m. (CST), Thursday, October 26.

Approximately 3 Bcfe of the production shortfall in the second half of 2006 reflects lower crude oil sales from the Company’s Monument Butte Field in the Uinta Basin of northeastern Utah. Due to lower than anticipated demand from Salt Lake City-area refiners, the Company currently has 165 wells shut-in. In addition, more than 400,000 barrels of oil has been produced but remains in inventory in the field. The Company elected not to sell the oil at extraordinarily wide differentials. This inventory was created during a time of refinery turn-arounds earlier in the year, together with normal seasonal demand and an increase in oil volumes entering the basin from Canada.

Newfield has a long-term crude oil sales agreement allowing for the delivery of approximately 75% of the Company’s anticipated volumes for the remainder of 2006. Other refiners are expected to purchase the remaining production.

Approximately 2 Bcfe of the production shortfall in the second half of 2006 relates to lower than expected crude oil liftings from the outside-operated Penara and North Lukut Fields, located on PM 318 offshore Malaysia. The floating production, storage and offloading vessel has experienced significant downtime recently due to compressor problems. One of the two compressors has been repaired and the second is being repaired at this time. The fields are expected to resume normal production levels by year-end 2006.

Approximately 2 Bcfe of the production shortfall in the second half of 2006 relates to continued production deferrals and delays in work programs in the Gulf of Mexico following hurricanes in 2005. Approximately 20 MMcfe/d net is off-line at this time. In addition, ongoing equipment and manpower delays from service companies are impacting the start-up of several significant new developments in late 2006. All of these developments are expected to be on-line by year-end.

David A. Trice, Newfield Chairman, President and CEO, said, “2006 was a very challenging year for us and our production estimates now reflect the deferral of about 16 Bcfe. These include nearly 4 Bcfe related to service provider delays of our Grove Field start-up in the North Sea, 3 Bcfe in the Rockies related to refining and marketing issues, 3 Bcfe related to delays in first production from our Wrigley Field in the deepwater Gulf and more than 6 Bcfe of deferrals related to last year’s storms in the Gulf of Mexico. We believe that these issues are largely behind us and that we will meet our fourth quarter 2006 and full-year 2007 production estimates.”

Newfield’s production for the third quarter of 2006 was 62.6 Bcfe, in-line with previous estimates. The remainder of the Company’s third quarter financial and operating results will be provided on the third quarter conference call.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding estimated or anticipated 2006 and 2007 production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will return to pre-storm levels. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email:  info@newfield.com
###